Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople – SVP, Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces a Joint Venture with Ontario Teachers’ Pension Plan and the Closing of the Joint Venture’s First Investment

Stamford, CT. December 19, 2013 — Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) announced today that it has formed a joint venture to invest in leased aircraft (the “Joint Venture”) with an affiliate of Ontario Teachers’ Pension Plan (“Teachers”), the largest single-profession pension plan in Canada. The Joint Venture’s first investment is two Airbus A330 family aircraft manufactured in 2013 and leased to Indonesian flag carrier, PT Garuda Indonesia (Persero) Tbk. Both aircraft were purchased from Aircastle, which had acquired them earlier this year upon delivery from Airbus. Over time, the Joint Venture hopes to acquire between $500 million to $1 billion of aircraft investments. Aircastle will source and service these investments, complementing the growth in its own portfolio.

Ron Wainshal, Aircastle’s Chief Executive Officer, commented, “We are pleased to expand our relationship with Teachers’ through this aircraft leasing venture. We believe that by working together we will be able both to secure larger transaction opportunities and to manage portfolio exposures while continuing to maintain strong servicing relationships with our airline customers. This joint venture, along with the recent strategic investment in our Company by Marubeni Corporation, our largest shareholder, also strengthens Aircastle’s capital structure and our competitive position.”

Aircastle will provide marketing, asset management and administrative services to the Joint Venture and will be paid market-based fees for those services. The Company is not obliged to source investments for the Joint Venture or to offer any minimum number of investments to the Joint Venture, and neither partner is obliged to invest in specific transactions.

Teachers’ investment was led by its Long-Term Equities group, which focuses on direct investments with steady cash flow, growth potential over a long-term horizon and a low to moderate level of risk. Teachers’ currently owns a minority stake in Aircastle consisting of 6.9 million shares.

“Teachers’ looks forward to working with Aircastle to grow the joint venture,” said Lee Sienna, Vice-President of Teachers’ Long-Term Equities. “Having the ability to invest in aircraft leasing alongside a skilled partner is very attractive and makes this a unique investment vehicle for us.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2013, Aircastle’s aircraft portfolio consisted of 161 aircraft on lease with 68 customers located in 37 countries.

About Teachers’

With $129.5 billion in net assets as of December 31, 2012, the Ontario Teachers’ Pension Plan is the largest single-profession pension plan in Canada. An independent organization, it invests the pension fund’s assets and administers the pensions of 303,000 active and retired teachers in Ontario. For more information, including our 2012 and previous annual reports, visit www.otpp.com. Follow us on Twitter @OtppInfo

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle’s expectations include, but are not limited to, capital markets disruption or volatility which could adversely affect our continued ability to obtain additional capital to finance new investments or our working capital needs; government fiscal or tax policies, general economic and business conditions or other factors affecting demand for aircraft or aircraft values and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by political unrest in North Africa, the Middle East or elsewhere, and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle’s filings with the Securities and Exchange

Commission (“SEC”), including as previously disclosed in Aircastle’s 2012 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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